.                                      AVX


 .                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS











 .                             TO BE HELD JULY 18, 1996





























                                 AVX CORPORATION

 .                              801 17TH AVENUE SOUTH

 .                         MYRTLE BEACH, SOUTH CAROLINA  29577


To our Shareholders:

       	The Annual Meeting of Shareholders of AVX Corporation, a Delaware corporation, will be held at the Kingston Plantation Radisson Resort, 9800 Lake Drive, Myrtle Beach, South Carolina, on Thursday, July 18, 1996, at 10:00 a.m., for the purpose of acting upon the following matters, as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

 .       1.  To elect thirteen directors;

 .       2.  To ratify the appointment of Coopers & Lybrand, L.L.P.
            as the Company's independent auditors for the fiscal year commencing April 1, 1996; and

 .       3.  To transact any other business that may properly come
            before the Annual Meeting or any adjournment thereof.



       	Only shareholders of record on the books of the Company on May 25, 1996, will be entitled to vote at the Annual Meeting or any adjournment thereof.



 .      In order that your shares of stock may be represented at the
Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even though you have previously sent in your proxy card.



/s/ John S. Gilbertson
John  S. Gilbertson
Corporate Secretary

Myrtle Beach, South Carolina
June 4, 1996





 .                              YOUR VOTE IS IMPORTANT
 .               PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
 .                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.











 .                                 AVX Corporation
 .                 801 17th Avenue South, Myrtle Beach, SC 29577



 .                             ____________________

 .                               PROXY STATEMENT
 .                        Annual Meeting of Shareholders
 .                          To be held July 18, 1996

 .                             ____________________





	This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 18, 1996, at 10:00 a.m., at the Kingston Plantation Radisson Resort, 9800 Lake Drive, Myrtle Beach, South Carolina and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report for fiscal year ended March 31, 1996, will be mailed to shareholders on or about June 5, 1996.


	Each share of AVX Corporation common stock, par value $.01, ("Common Stock") outstanding at the close of business on May 24, 1996, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 25, 1996, the date for determining shareholders entitled to vote at the Annual Meeting, 88,000,000 shares of Common Stock were outstanding.


	Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken, by (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) executing a proxy bearing a later date or time than the proxy being revoked provided the new proxy is received by Wachovia Bank of South Carolina (which will have a representative present at the Annual Meeting); or (iii) voting in person at the Annual Meeting.


	The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating stockholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual
Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against the proposal.
However, the effect of marking a proxy for abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.


	The Company has been informed by the Trustee for the Company's Stock Bonus Plans and the Deferred Compensation Plan that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.


	At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.



 .                              PROPOSAL I

 .                        ELECTION OF DIRECTORS

	The following thirteen directors have been nominated by the Board. All the proposed nominees are currently directors of the Company. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. In the event that any of the nominees should become unavailable, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted for such substitute nominee. All directors hold office until the next Annual
Meeting of shareholders or until their successors have been duly elected and qualified.


KAZUO INAMORI      Age 64 Chairman of the Board since the Company's
                          acquisition by Kyocera Corporation ("Kyocera") in January 1990. Chairman of the Board of Kyocera, which he founded in 1959.

BENEDICT P. ROSEN  Age 60 President and Chief Executive Officer
                          of the Company since April 1993 and a member of the Board since January 1990. Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera since June 1995 and previously served as a Managing Director of Kyocera from 1992 to June 1995. Director of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd. and Aerovox Corporation

JOHN S. GILBERTSON  Age 52 Executive Vice President and Chief
                           Operating Officer of the Company since April 1994, Corporate Secretary of the Company since April 1996 and a member of the Board since January 1990. Executive Vice President from April 1992 to March 1994, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. Director of Kyocera since June 1995. Director of MDT Corporation

DONALD B. CHRISTIANSEN 	Age 57	Vice President of Finance, Chief
                               Financial Officer and Treasurer of the
                               Company since April 1994 and a member of the Board since April 1992. Chief Financial Officer from March 1992 to April 1994.
                               Prior to joining the Company in 1992,
                               employed for 33 years in various financial positions, including Vice President of Finance and Chief Financial Officer, with Sprague Technologies, Inc., an electronic components manufacturer.


MARSHALL D. BUTLER    	Age 69	Member of the Board since December
                              1973 and Chairman of the Board from December
                              1973 to January 1990. Chief Executive Officer from December 1973 until his retirement from the Company in March 1993. Director of Kyocera from 1990 to June 1995. Chairman of the Board of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd. and Alpha Technologies Group,
                              Incorporated and a Director of MassMutual
                              Corporate Investors and MassMutual
                              Participation Investors.


CARROLL A. CAMPBELL, JR. Age 56 Member of the Board since August
                                1995.  Presently President and Chief
                                Executive Officer of the American Council of Life Insurance. Governor of South Carolina from January 1987 to January 1995. Director of Fluor Corporation and DART, Inc.


KENSUKE ITOH             Age 58 Member of the Board since January 1990.
                                President of Kyocera since June 1989 and a Representative Director of Kyocera since 1985.


RODNEY N. LANTHORNE      Age 51	Member of the Board since January
                                1990.  President of a United States
                                subsidiary of Kyocera since January 1987.
                                A Managing Director of Kyocera since 1990.

MASATO TAKEDA            Age 52 Member of the Board since February 1993.
                                Director of Kyocera since June 1991.
                                Employee of Kyocera since 1979.


RICHARD TRESSLER         Age 54 Member of the Board since October 1995.
                                Professor and head of the Department of
                                Material Science and Engineering at
                                Pennsylvania State University since 1991.


MASAHIRO UMEMURA         Age 52 Member of the Board since January 1990.
                                General Manager of the Corporate Development
                                Group of Kyocera since June 1992 and
                                Managing Director of Kyocera since June
                                1993.  Executive Vice President and
                                Treasurer of a United States
                                subsidiary of Kyocera from April
                                1986 to June 1992.

MASAHIRO YAMAMOTO        Age 54 Member of the Board since February
                                1993.  Senior Managing and Representative
                                Director of Kyocera since June 1995.
                                Employee of Kyocera since 1977.

YUZO YAMAMURA            Age 54 Member of the Board since July 1995.
                                President of Kyocera Elco Corporation,
                                a subsidiary of Kyocera. Senior Managing and Representative Director of Kyocera since June 1995. Employee of Kyocera since 1965.


 .               Ownership of Securities by Directors and Officers



	The Common Stock is the only class of equity securities of the Company outstanding. As of March 31, 1996, the directors of the Company and each executive officer named in the Summary
Compensation Table, individually, and all directors and executive officers of the Company as a group beneficially owned shares of Common Stock of the Company as follows:

 .                	           Amount of Beneficial Ownership
Name of                     Direct &
Beneficial                  Indirect                  Percent of
Owner                       Ownership  <F1> 	           Class

Kazuo Inamori                        0                    *
Benedict P. Rosen              	40,398                    *
John S. Gilbertson              45,137                    *
Donald B. Christiansen           5,081                    *
C. Marshall Jackson                175                    *
Kim Ritchie                      7,713                    *
Marshall D. Butler               3,000                    *
Carroll A. Campbell, Jr.           500                    *
Kensuke Itoh                66,150,000                  75.2%   <F2>
Rodney N. Lanthorne              1,500                    *
Masato Takeda                        0                    *
Richard Tressler                     0                    *
Masahiro Umemura                     0                    *
Masahiro Yamamoto                    0                    *
Yuzo Yamamura                        0                    *
All directors and
executive officers
as a group (a total
of 22 individuals
including those named
above) 	                    66,296,413                  75.3%   <F2>

* Less than 1%

<F1>
 Does not include any options granted under the 1995 Stock
Option Plan and the Non-Employee Directors Stock Option Plan because as of March 31, 1996 none of these options granted were exercisable within 60 days.

<F2>
 Includes the 66,150,000 shares of Common Stock owned directly or indirectly by Kyocera as to which Mr. Itoh, as President and Representative Director of Kyocera, may be deemed to have voting and investor power.


	The information provided in the above chart as to each director and named executive officer, individually, and all directors and executive officers as a group, is based on information received from such individuals. However, the listing of such shares is not necessarily an admission of beneficial ownership by the person. Unless otherwise indicated in the footnotes, such individuals held, together with certain members of their family, sole voting and investment power over the shares.



Security Ownership of Certain Beneficial Owners



	Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of any class of the Company's securities as of May
25, 1996.



Name and Address                    Shares
of Beneficial Owner               Beneficially           Percent
                                    Owned               of class
Kyocera Corporation
5-22 Kitainoue-cho
Higashino Yamashina-ku,
Kyoto 607, Japan                   66,150,000              75.2%


Except for Mr. Itoh, who may be deemed to beneficially own the shares held by Kyocera as a result of his voting and investment power of these shares, to the best of the Company's knowledge, as of May 25, 1996, no other person owned more than 5% of the outstanding voting securities of the Company.


Compliance With Section 16(a) of the Securities Exchange Act of
1934


 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during fiscal year ended March 31, 1996, all
Section 16(a) filing requirements applicable to its directors and officers were complied with.


 .       Board of Directors -Meetings Held and Committees


	The Board held four meetings during fiscal year ended March 31, 1996. During that period, all the directors attended more than 75% of the meetings of the Board and meetings of the committees of the Board on which they served, except Messrs. Takeda, Yamamoto and Yamamura who are residents of Japan and are representatives on the Board for Kyocera. Because of time and logistics to travel, Messrs. Yamamoto and Yamamura only attended one Board meeting and Mr. Takeda did not attend any Board meetings.


The Board has the following standing committees:



	Executive Committee. The Executive Committee has been, and from time to time is, delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee did not hold any meetings during fiscal year ended March 31, 1996. The members of the Executive Committee are Messrs. Inamori
(Chairman), Rosen, Butler, Lanthorne and Umemura.


	Audit Committee.  The functions of the Audit Committee include
(a) making recommendations to the full Board as to engagement of the Company's independent auditors, (b) reviewing with the
independent auditors the plan and results of the audit
engagement, (c) reviewing the scope and results of the Company's internal audit procedures, and (d) reviewing proposed audit fees
and other fees of the independent auditors.   The Audit
Committee held one meeting during fiscal year ended March 31, 1996. The members of the Audit Committee are Messrs. Butler (Chairman), Campbell and Tressler.


	Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board, including the issuance of shares of Common Stock, as such Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held one meeting during the fiscal year ended March
31, 1996. The members of the Compensation Committee are Messrs. Inamori (Chairman), Itoh, Campbell and Tressler.


	Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The
Special Advisory Committee did not hold any meetings during fiscal year ended March 31, 1996. The members of the Special
Advisory Committee are Messrs. Campbell (Chairman), Butler and
Tressler.


 .                    Compensation of Directors


	Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000, an attendance fee of $2,500 per Board meeting and reimbursement of travel expenses. Non-employee directors who are required to attend committee meetings will receive $2,500 in addition to reasonable expenses for each meeting attended. In addition, each director who is not an employee of the Company is granted stock options pursuant to the 1995 Non-Employee Directors Stock Option Plan.


	Pursuant to an Employment Agreement dated January 18, 1990, Mr. Butler served as chief executive officer of the Company through March 31, 1993, in which capacity he received compensation of $1,200,000 in the fiscal year ended March 31, 1993. In accordance with that Agreement, he was retained as an advisor for the four years ending March 31, 1997, for a fee of $300,000 per year. That Employment Agreement was terminated effective
July 31, 1995, in exchange for payment of $428,000.


Non-Employee Directors Stock Option Plan


	Pursuant to the 1995 Non-Employee Directors Stock Option Plan adopted by the Company, options are granted to members of the Board who are not employees of the Company (a "Non-Employee
Director") for the purchase of an aggregate of up to 100,000 shares of Common Stock. The 1995 Non-Employee Directors Stock
Option Plan is administered by the Board.



	Each Non-Employee Director serving on the Board on August 14, 1995, and each other Non-Employee Director subsequently elected for the first time shall automatically receive an option for 7,500 shares of Common Stock (the "Initial Option"). Beginning in the year in which the fifth anniversary of the grant of the Initial Option occurs and in each year thereafter, each Non-Employee Director who has been re-elected as a member of the Board shall automatically receive an additional option for 1,000 shares of Common Stock. Each Initial Option granted under the 1995 Non-Employee Directors Stock Option Plan will vest at the rate of 25% of the shares subject to the initial grant commencing on the first anniversary of the date of grant, so that such Initial Options will be fully vested as of the fourth anniversary of the initial grant. All options other than Initial Options become exercisable in full beginning on the first anniversary of the date of the grant of the option. In the event the Non-Employee Director ceases to be a director by reason of retirement, incapacity or death, the total number of shares of Common Stock covered by option grants shall thereupon become exercisable; otherwise, options granted shall automatically be forfeited if such person shall cease to be a director. Retirement shall mean resignation from the Board upon reaching retirement age or otherwise resigning or not standing for re-election with the approval of the Board but shall not include any termination of service as a result of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any majority owned subsidiary. The 1995 Non-Employee Directors
Stock Option Plan requires that options granted thereunder will expire on the date which is ten years after the date of grant.


	All options granted to Non-Employee Directors have an exercise price equal to the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange
Composite Transactions Tape on the date of the grant. Options may be exercised by the payment of cash, the tendering of shares of Common Stock or a combination of cash and shares. Options granted under the 1995 Non-Employee Directors Stock Option Plan are not assignable.

	Unless sooner terminated by action of the Board, the 1995
Non-Employee Directors Stock Option Plan will terminate on
August 1, 2005.  Subject to certain exceptions, the 1995
Non-Employee Directors Stock Option Plan may be amended or discontinued by the Board without stockholder approval.


Federal Income Tax Consequences


	There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of the option generally result in a capital gain or loss for the Non-Employee Director but will have no tax consequences for the Company.










 .                         Executive Compensation



Cash Compensation


	The following table shows cash compensation paid and certain other compensation paid or accrued, by the Company during the fiscal years ended March 31, 1996, 1995, and 1994, to each of the Company's five most highly compensated executive officers, including the Chief Executive Officer, in all capacities in which they served. All individuals included in the table were executive officers of the Company as of March 31, 1996, and at all times during the periods shown.














 .                          SUMMARY COMPENSATION TABLE

 .                                                                  Number of
                                                        Other      Securities       All
                                                        Annual     Underlying       Other
                         Fiscal    Salary    Bonus   Compensation   Options     Compensation
Name & Position          Year       ($)       ($)        ($)           (#)           ($)
S>
                                                                             <F1>         <F2>
Benedict P. Rosen        1996      $465,000  $730,716   $15,484       150,000     $31,963
President                1995       450,000   762,830     3,788                    31,721
Chief Executive Officer  1994       420,000   425,052     6,190                    19,500

John S. Gilbertson       1996       322,500   505,470     9,056       125,000      32,019
Executive Vice President 1995       300,000   471,280     8,919                    31,721
Chief Operating Officer  1994       270,000   231,157     7,835	                   19,500

Donald B. Christiansen   1996       190,000   136,530     10,307      100,000      31,940
Chief Financial Officer  1995       178,000    99,240      9,639                   30,972
Vice President           1994       166,000    70,000      8,596                   19,500

C. Marshal Jackson       1996       170,000   134,797     8,303       100,000      30,750
Senior Vice President of 1995       158,000   122,640     8,357                    26,303
Marketing                1994       145,000    90,071     7,619                    19,500

Kim Ritchie              1996       203,000    98,640     9,566        50,000      19,583
Senior Vice President    1995       192,000    95,360     9,476                    28,818
Technology               1994       160,000    82,794     9,295                    19,500

<F1>
The stock options granted during the fiscal year ended March
31, 1996, were grated pursuant to the 1995 Stock Option Plan.

<F2>
All other Compensation includes: (i) the Company's contribution on behalf of the respective executive officer pursuant to the terms of the AVX Corporation Deferred Compensation Plan ("DCP"), AVX Corporation
Stock Bonus Plan ("Bonus Plan") and the AVX Corporation
Retirement Plan ("Savings Plan"). The table below sets forth the component of All Other Compensation described above, for the fiscal year ended March 31, 1996, for the above named executive officers:

                           DCP     Bonus Plan   Savings Plan
                         ........  ..........    ............
Benedict P. Rosen        $12,350     $4,613        $15,000
John S. Gilbertson        12,350      4,669         15,000
Donald B. Christiansen    12,350      4,590         15,000
C. Marshal Jackson        12,350      3,400         15,000
Kim Ritchie                  _        4,583         15,000











Stock Options Grants



	The following table provides certain information concerning the grant of options during the fiscal year ended March 31, 1996 to the executive officers named in the summary Compensation Table.
In addition, hypothetical gains or spreads, calculated based on assumed rates of annual compounded stock price appreciation of 5% and 10% over the term of the option, have been included in the table.


 .            Options Granted During the Fiscal Year Ended March 31, 1996



 .                                            Individual Grants <F1> <F2>

                         Number of    % Total
                        Securities     Options                                         	Potential Realizable Value
                        Underlying     Granted           Exercise                     Assumed Annual Rates Of  Stock
                         Options       Employees         Base Price     Expiration    Appreciation for Option Term
Name                    	Granted   	 In Fiscal Year    	($/share) <F3>  	Date             5%            10%
Benedict P. Rosen         150,000        14.0%             $25.50        8/15/05       $2,406,000   $6,096,055
John S. Gilbertson        125,000        11.7               25.50        8/15/05        2,005,000    5,080,000
Donald B. Christiansen    100,000         9.4               25.50        8/15/05        1,604,000    4,064,000
C. Marshal Jackson        100,000         9.4               25.50        8/15/05        1,604,000    4,064,000
Kim Ritchie                50,000         4.7               25.50        8/15/05          802,000    2,032,000

<F1>
Each option was granted on August 14, 1995, to purchase shares of Common Stock. Twenty five percent of the shares subject to the options become exercisable one year from the date of grant and 25% become exercisable on each of the three succeeding anniversaries, provided the optionee continues to be employed by the Company or any of its subsidiaries. Upon the optionee's voluntary termination for any reason other than death, retirement or incapacity or upon his or her termination by the Company or any subsidiary for cause, the option shall immediately terminate. In the event the optionee's employment is terminated by the Company for any reason other than cause, only those options exercisable as of the date of the optionee's termination may be exercised during the 90-day period following such termination date; except that, upon termination by (i) retirement after age 55, (ii) disability, any not then exercisable shall, (a) at the discretion of the Compensation Committee, become immediately exercisable and (b) shall be exercised, to the extent vested, including options vested under
(a) above, during the one-year period following such termination: provided that in no event shall options be exercisable after the expiration of 10 years from the date of grant. The actual value an optionee receives is dependent on future stock market conditions, and there an be no assurance that the amounts reflected in the right hand columns of the table will actually be realized. No gain to the optionee is possible without an appreciation in the stock value which will benefit all shareholders commensurately.

<F2>
The options were granted pursuant to the 1995 Stock Option
Plan which do not provided for tandem or stand alone stock appreciation rights.

<F3>
Payment for shares of Common stock upon exercise of a stock option may be made in cash, or with the Company's consent shares of Common Stock or a combination of cash and shares of Common
Stock.

Stock Option Plan

	Pursuant to the 1995 Stock Option Plan adopted by the Company, options may be granted to officers and key employees for the purchase of up to an aggregate of 1,550,000 shares of Common
Stock.  The 1995 Stock Option Plan is administered by the
Compensation Committee which determines, in its discretion, the number of shares subject to each option granted and the related purchase price and option period. Incentive stock options
("ISO"), as defined by the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options ("NQSO") may be granted under the 1995 Stock Option Plan. No person, however, may be granted options under this plan representing on aggregate of more than 300,000 shares of Common Stock. The 1995
Stock Option Plan requires that the exercise price for each stock option may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.



	Under the 1995 Stock Option Plan, no ISO may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant. An ISO may not be granted to any employee if the aggregate fair market value of the Common Stock (determined as of the date of grant) with respect to which such options have been granted are exercisable for the first time by such employee during any calendar year exceeds $100,000.



	The 1995 Stock Option Plan requires that each stock option shall expire on the date specified by the Compensation
Committee, but not more than ten years from its date of grant; however, in the case of an employee who at the time of such grant owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, such options shall not be exercisable after the expiration of five years after the date of grant. Options will become exercisable in accordance with the stock option agreement; provided, however, that no options shall be exercisable until the six-month anniversary of the date of its grant. Except as provided otherwise in the applicable agreement or upon termination of employment due to death, retirement after age 55 ("Retirement") or incapacity, if the employee voluntarily terminates his employment or he is terminated for cause, his or her option (whether or not vested) shall immediately terminate. If the employee's employment is terminated by the Company for reasons other than cause, the option may be exercised within 90 days of such termination but in no event beyond the scheduled expiration of the option. If the employee's employment is terminated due to death, Retirement or incapacity, the option may (a) at the discretion of the Compensation Committee, become fully vested and (b) be exercised, to the extent vested, including options vested in accordance with (a) above, during the one-year period following such termination. Options may be exercised by the payment of cash, or unless prohibited by the option agreement, by the delivery of shares of Common Stock. Options granted under the 1995 Stock Option Plan are not assignable.



Federal Income Tax Consequences

	The following brief description of the tax consequences of awards under the 1995 Stock Option Plan is based on Federal tax laws currently in effect and does not purport to be a complete description of such Federal tax consequences.

Options

	There are no Federal tax consequences either to the optionee or to the Company upon the grant of an ISO or of a NQSO. On the exercise of an ISO, the optionee will not recognize any income and the Company will not be entitled to a deduction, although such exercise may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income and, subject to the limitation described below, the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain, and any loss, will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.


	On exercise of a NQSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and, subject to the limitation described below, deductible by the Company. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.



Limitation on Company's Deduction



	Pursuant to Code Section 162(m), the Company's tax deduction for all compensation paid to specified officers in any one year is limited to $1,000,000. The Company's deduction arising from an underlying stock acquired through the exercise of an option
(or the sale of the underlying stock acquired through the exercise of an ISO before the required holding periods are met) will be exempt from this limitation if certain outside director and shareholder approval requirements are met.



Compensation Committee Interlocks and Insider Participation



	During the fiscal year ended March 31, 1996, the Compensation Committee was comprised of Messrs. Inamori, Itoh, Campbell and
Tressler.  Mr. Inamori is Chairman of the Board and Mr. Itoh is
President, of Kyocera. Kyocera owns 66,150,000 shares, or 75.2%, of the Company's outstanding Common Stock and has engaged in a significant number and variety of related company transactions.





 Report of Compensation Committee



	This report provides an overview of the Company's executive compensation philosophy and describes the role of the Compensation Committee.



	The Board established a Compensation Committee in August 1995, in connection with the Company's initial public offering.
However, in view of the timing of that committee's formation, the Board established the compensation program for executive officers for fiscal year ended March 31, 1996. Beginning with fiscal year commencing April 1, 1996, the Compensation Committee will, subject to review by the Board, make determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and will make the final determination regarding awards of stock options and other stock-based awards to such persons in accordance with Rule 16b-3 of the Securities
Act of 1934 and perform such other compensation related functions as are delegated to the Compensation Committee by the Board.



	The Company's compensation policy reflects a commitment to an executive compensation plan which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create benefit for all shareholders.



	The Executive compensation program has been developed by the Compensation Committee using various factors which include, historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts.
The key elements of the executive compensation program are base salary, annual incentive bonus and stock options in addition to those benefits provided under the Company's retirement plans.



	The Compensation Committee will review and approve each element of the Company's executive compensation program and periodically assess the effectiveness of the program as a whole. This program covers the chief executive officer, the four other named executive officers and all other executive officers of the Company. Specifically, the Compensation Committee will approve the salaries of all executive officers, cash awards under the Company's Officers' Annual Incentive Program ("OAIP"), the grant of stock options under the 1995 Stock Option Plan ("SOP"), and the provision of any special benefits or perquisites to executive officers.





The Base Salary Program



	The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.



The Officers' Annual Incentive Program



	The OAIP provides for annual cash incentive compensation based on various performance measures for executive officer positions.
 Bonus awards are paid under the OAIP only if the Company's
financial performance exceeds a predetermined performance
target.   The bonus awards for the Chief Executive Officer and
the Chief Operating Officer are based on a percentage of profits. The rest of the executive officer bonuses are derived from a pool determined based on a percentage of profits.





Stock Option Plan



	The SOP is designed to reward executive officers and other key employees directly for appreciation in the long-term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The SOP also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.



	With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Compensation Committee will periodically review the practices, grant levels, and grant values of other companies to ensure the plan continues to meet the Company's objectives.



Chief Executive Officer Compensation



	As President and Chief Executive Officer of the Company, Mr. Rosen's base salary and merit increase for fiscal year ended
March 31, 1996, reflect his substantial responsibilities. Based on these responsibilities, the Board awarded Mr. Rosen a base salary of $465,000 reflecting a merit increase of 3.3% over the prior year.



	Mr. Rosen received an Annual Incentive Bonus. Such bonus was based on the Company's financial results for the fiscal year ended March 31, 1996. In August 1995, the Board awarded Mr.
Rosen stock options for 150,000 shares of Common Stock.



Deferred Compensation Plan



	Each employee of the Company whose annual compensation is in excess of $150,000, is eligible to participate in the deferred compensation plan. The Company contributes an equivalent amount that the officer would have been entitled to under the Company's regular retirement program, up to allowable statutory limitations, but is otherwise limited under regulatory requirements.



Summary

	The Compensation Committe believes the executive compensation program is adequate to accomplish the program's goals of attracting, retaining, and motivating highly qualified management professionals. The Committe additionally believes the executive compensation program is fair to both the executive officers and the Company.


SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD:

		Kazuo Inamori, Chairman
		Carroll A. Campbell, Jr.
		Kensuke Itoh
		Richard Tressler

Employment Agreement

	Benedict Rosen has an employment agreement that provides for a two year advisory period upon his retirement from the Company.
During this advisory period Mr. Rosen will receive an annual payment equivalent to his most recent base salary. If Mr. Rosen dies previous to or during the two year advisory period, his heirs will be entitled to the compensation Mr. Rosen would have received.

 .                     Performance Graph

	The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common
Stock from August 15, 1995 through March 15, 1996, with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index. The Peer Group is comprised of the following companies: AMP, Amphenol, Augat, Kemet, Methode, Molex and Vishay.

 .      Comparison of  7 Month Cumulative Total Return:
 .                AVX, Peer Group, S&P 500
 .         Value of $100 Invested on August 15, 1995

 .
           8/15/95 9/15/95 10/13/95 11/15/95 12/15/95 1/15/95 2/15/95 3/15/95

AVX         100.00  117.00  106.07   97.73    72.99    72.59   74.35   75.16

Custom
Peer Group  100.00  100.27  96.10    94.37    89.59    87.02   95.34   95.88

S&P 500     100.00  104.68  105.07   107.02   111.28   108.46  118.01  116.47

	The Stock Price Performance Graph above and the foregoing Report of Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.









 .                                  PROPOSAL II
 .                     PROPOSED RATIFICATION OF APPOINTMENT
 .                       				OF INDEPENDENT AUDITORS


	The Board has appointed Coopers & Lybrand, L.L.P. as the independent auditors to examine the accounts of the Company for the fiscal year commencing April 1, 1996. Coopers & Lybrand L.L.P. has been serving the Company in this capacity for many years. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares voting on the proposal, the selection of independent auditors will be reconsidered by the Board.



	A member of Coopers & Lybrand L.L.P. is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.



	The Board recommends a vote FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors.

 .                           Shareholder Proposals

	If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the Annual
Meeting of Shareholders expected to be held in July 1997, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than January 17, 1997.

	In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or prior to May 17, 1997, to be considered for the 1997 Annual Meeting.

 .                               Proxy Solicitation

	The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained Wachovia Bank of South Carolina to assist in the solicitation of proxies at a fee estimated to be $6,000, excluding out-of-pocket expenses.



 .                                                By order of the Board,

 .                                                /s/ John S. Gilbertson
 .                                                 John  S. Gilbertson
 .                                                 Corporate Secretary


 .   June 4, 1996





 .                                     PROXY

 .             This Proxy is Solicited on Behalf of the Board of Directors

 .                                    AVX CORPORATION

 .                 17th Ave. South Myrtle Beach, South Carolina 29577

The undersigned hereby appoints Benedict P. Rosen, President and Chief Executive Officer, or John S. Gilbertson, Executive Vice President, Chief Operating Officer and Corporate Secretary, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 25, 1996, at the Annual Meeting of Shareholders to be held on July 18, 1996, or any adjournment thereof.

DIRECTORS RECOMMEND VOTING FOR 1 AND 2

1. ELECTION OF DIRECTORS:   FOR all Nominees        WITHHOLD on all Nominees

Withhold On The Following Nominees Only (Insert
Name):_________________________________________

Nominees -- Kazuo Inamori, Benedict P. Rosen, John S.
Gilbertson, Donald B. Christiansen, Marshall D. Butler, Carroll
A. Campbell, Jr., Kensuke Itoh, Rodney N. Lanthorne, Masato
Takeda, Richard Tressler, Masahiro Umemura, Masahiro Yamamoto,
Yuzo Yamamura



2. PROPOSAL TO APPROVE THE ELECTION OF COOPERS & LYBRAND LLP,
CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT AUDITORS OF THE
CORPORATION.



        FOR            AGAINST              ABSTAIN



3. In their discretion the Proxies are authorized to vote upon other business as may properly come before the meeting.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Date      ----------------------
Signature ----------------------
          ----------------------
Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN,DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.